This Agreement made the 1st day of February, 2006, by and between Techsphere Co. Ltd of Wonil Building 4th Floor, 980-54 Bangbae-dong, Seocho-gu, Seoul, Korea (“Techsphere”) (and any contractors and or employees of Techsphere and if there is more than one author or engineer providing services on this Agreement then all of them collectively) and Identica Holdings Corporation 3675 South West Shore Blvd.# 260, Tampa, Florida 33629 and its Subsidiary Identica Canada Inc. of 130 Bridgeland Ave, Suite 100, Toronto, Ontario M6A 1Z4, Canada (“Identica").

TECHSPHERE AND THE IDENTICA AGREE THAT:

1. Title, Copyright and Potential Patent Assignment

(a) Techsphere and Identica intend this to be a contract for services and each considers the products and results of the services to be rendered by Techsphere hereunder (the "Work") to be a work made for hire by an independent contractor. Techsphere acknowledges and agrees that the Work (and all rights therein, including, without limitation, copyright and potential patent rights) belongs to and shall be the sole and exclusive property of Identica. Techsphere shall not provide services to any other person which will provide a work which is or will be substantially the same as the Work specified in Schedule “A” hereto.

Notwithstanding any provision in this Agreement to the contrary, all the intellectual property rights, including patents and copyrights relating to the technologies, portion of the Work and software which have already been possessed or were developed by Techsphere prior to the development hereunder, or all the discoveries, improvements and inventions conceived or first reduced to practice by Techsphere or separately made by Techsphere shall belong to Techsphere.

(b) If for any reason the Work would not be considered a work made for hire under applicable law, Techsphere does hereby sell, assign, and transfer to Identica, its successors and assigns, the entire right, title and interest in and to the copyright and patent rights in the Work and any registrations and copyright applications and/or registrations and patent rights relating thereto and any renewals and extensions thereof, and in and to all works based upon, derived from, or incorporating the Work, and in and to all income, royalties, damages, claims and payments now or hereafter due or payable with respect thereto, and in and to all causes of action, either in law or in equity for past, present, or future infringement based on the copyrights, and potential patent rights and in and to all rights corresponding to the foregoing throughout the world.

(c) If the Work is one to which the provisions of 17 U.S.C. 106A apply (the section of Federal copyright law defining the rights of attribution and integrity of an Author of a work of visual art), Techsphere hereby waives and appoints Identica to assert on the Techsphere's behalf Techsphere's moral rights or any equivalent rights regarding the form or extent of any alteration to the Work (including, without limitation, removal or destruction) or the making of any derivative works based on the Work, including, without limitation, photographs, drawings or other visual reproductions or the Work, in any medium, for Identica’s purposes.

(d) Techsphere agrees to execute all papers and to perform such other proper acts as Identica may deem necessary to secure for Identica or its designee the rights herein assigned.
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(e) Notwithstanding any provision in this Agreement to the contrary, this Agreement shall not prohibit Techsphere from developing and selling products which utilize smart card systems unless they are materially similar in their overall specifications and implementation details and/or appearance to the products of the outcome of the Work hereto.

2. Description of the Work

The Work which is the subject of this Agreement includes all Work related to the specification document attached hereto as Schedule “A”.

3. Delivery of the Work

(a) Techsphere will deliver to Identica in accordance with the delivery schedule attached hereto as Schedule “C” the completed Work in accordance with the specification attached as Schedule “A”; (including without limitation, all required support documentation, illustrations, charts, graphs, and other material, in both printed and editable electronic).

(b) If Techsphere fails to deliver the Work in accordance with the Schedule “C” hereto, Identica will have the right to terminate this Agreement by giving written notice if Techsphere has failed to remedy the breach within sixty (60) days of receipt of written notice requiring it to do so and to recover from the Techsphere any progress payments made in connection with the Work if in Identica’s reasonable opinion, it is unlikely that Techsphere can complete the Work hereunder within a reasonable period of time after that sixty (60) day notice period. If Techsphere reasonably shows that it will be able to complete the Work within a reasonable period of time after that sixty (60) day notice period, Identica shall not recover any such progress payments made to Techsphere.

4. Warranty & Support

Techsphere warrants that it and its employees / contractors are the developer of the Work and Techsphere has full power and authority to make this Agreement; that to Techsphere’s knowledge, the Work does not infringe any copyright, violate any property rights. Techsphere will defend, indemnify, and hold harmless Identica and/or its licensees against all claims, suits, costs, damages, and expenses that the Identica and/or its licensees may sustain by reason of infringement alleged to be contained in the Work or any infringement or violation by the Work of any copyright or property right; and until such claim or suit has been settled or withdrawn, Identica may withhold any sums due to Techsphere under this Agreement.

Techsphere shall supply the services, provided for in this Agreement, with all necessary support information, and shall also provide qualified expert’s supervision including, but not limited to, sending to Identica’s, Canadian Development location a fully qualified Senior Technical Expert during a period of services stated in this Agreement beginning on May 15, 2006 and ending on no later than April 15, 2006, on terms as more specifically described in Schedule B attached hereto. The Senior Technical Expert will support and modify the Work, in accordance with the requirements of Identica. All modifications produced by the Senior Technical Expert shall be the sole property of Identica.

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Techsphere will not be responsible for any infringement of third party rights caused by future modification of the Work made in accordance with Identica’s requirements or directions. Identica warrants that no such infringement will take place by modification of the Work in accordance with its requirements or directions and Identica shall indemnify and keep indemnified Techsphere against any damage, loss, cost or expenses arising from Identica’s breach of such warranty.

5. Consideration

In consideration of the performance of the Work in accordance with the provisions of this Agreement, Identica shall pay support fees to Techsphere in accordance with Schedule “B” hereof. Subject to Section 4, the Techsphere Senior Technical Expert will be compensated by Techsphere.

6. Term and Termination

(a) This Agreement shall remain in effect unless terminated earlier in accordance with this Section 6.

(b) In the event that either party shall be in default of its material obligations under this Agreement and shall fail to remedy such default within sixty (60) days after receipt of written notice thereof, this Agreement shall terminate upon expiration of the sixty (60) day period, except that the warranty provided for in Section 5 hereto shall remain in effect.

(c) If any party shall be or become insolvent, or a petition in bankruptcy or its equivalent under local law shall be filed by or against it, or if a party shall make any assignment for the benefit of creditors, or a receiver of the property or a substantial portion thereof of the party shall be appointed, or if a party shall seek protection under any laws or regulations the effect of which is to suspend or impair the rights of its creditors, in any such event and at any time, the other party may terminate this Agreement, effective immediately and without judicial resolution, by sending the insolvent party written notice of such termination.

7. Options/Contracts with Third Parties

Nothing contained in Section 6 shall affect any license or other grant of rights, options, or agreements made with third parties prior to the termination date or the rights of Identica in the income resulting from such agreements.

8. Amendments

The written provisions contained in this Agreement constitute the sole and entire Agreement made between Techsphere and Identica concerning the subject matter of this Agreement , and any amendments to this Agreement shall not be valid unless made in writing and signed by both parties.

9. Construction, Binding Effect, and Assignment

This Agreement shall be construed and interpreted according to the laws of the State of Florida USA and shall be binding upon the parties hereto, their heirs, successors, assigns, and personal representatives; and references to Techsphere and to Identica shall include their heirs, successors, assigns, and personal representatives.

10. Limitation of Liability

In the absence of Techsphere’s gross negligence or willful misconduct, Techsphere’s total aggregate liability howsoever arising in connection with, or as a result of, this Agreement, shall not in the aggregate exceed the amount of the fees paid to Techsphere pursuant to Section 6 hereof, and Techsphere shall have no further liability to Identica when such amount has been expended or incurred by Techsphere.

Neither party shall be liable for indirect , special, punitive, exemplary, incidental or consequential damages of the other party, whether foreseeable or not and whether based on negligence or otherwise.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

Identica Holdings Corporation:	Techsphere Co. Ltd.

BY:	BY:

Edward A, Foster, CEO	Alex Hwansoo Choi CEO
Name	Name

/s/ Edward A. Foster	/s/ Alex Hwansoo Choi
Signature	Signature

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Schedule “A”

UC-2 Specification

Independent Contractor Work Made For Hire Agreement Page of 3 Identica Holdings Corporation V1 Initial(s) _________ Initial(s)

*
Schedule “B”

Schedule of Costs and Payments

1.	For the development of the UC-2	$*
2.	For the first 500 units *	$*
3.	Supervising services of Senior Technical Expert, Up to one year (Paid to Techsphere Monthly)	$*

Notes to the Costs and Payments

a.
Techsphere to pay the cost of travel between Korea and Canada for the Senior Technical Expert. Should the Senior Technical Expert decide to bring his/her immediate family members, such as wife/husband and children of this marriage, he/she is free to do so at his/her own expense.

2.	Identica to supply Suitable Housing for the Senior Technical Expert and immediate family as required.

3.	Identica to supply an automobile for the use of the Senior Technical Expert.

4.	Identica to supply medical insurance for the Senior Technical Expert and immediate family ,as required to a $100,000CDN limit.

5.	Identica to supply Cell Phone for the Senior Technical Expert for Business use..

6.	The primary place for the provision of services by the Techsphere Senior Technical Expert under this Agreement, for shall be 130 Bridgeland Avenue, Suite 100, Toronto, Ontario M6A 1Z4, Canada.

7.	Identica shall have the right to call for the services of the Senior Technical Expert at any other locations in the Americas, as it may be deem necessary at the Identica’s sole discretion.

8.
Identica to pay travel costs in relation to the services rendered by the Senior Technical Expert in Americas. Identica will cover other expenses incurred by the Senior Technical Expert in such trips as provided by Identica’s standard re-imbursement policy. Identica will not cover any of the Techsphere’s Technical Expert’s family member expenses, should any or all of them decide to join the Expert on business trips in the Americas..

9.	Identica to supply emergency medical insurance coverage for the Senior Technical Expert to a $*CDN limit.

6.1. Identica to supply HID (and other types) of read /Write Modules.

Disclaimer:

Nothing in these terms shall be treated as full-time employment of the Techsphere Technical Expert by Identica.
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Schedule “C”

Schedule of Deliveries
UC-2 Version 1	Received by Identica on or before - May 30, 2006

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